Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866

November 13, 1997

Board  of  Directors
Cova  Financial  Life Insurance  Company
4100 Newport Place Drive
Suite 840
Newport Beach, CA 92600

RE:    Opinion of Counsel  -  Cova Variable Life Account Five
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Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-6 for the Modified Single Premium Variable Life Insurance Policies to be issued by Cova Financial Life Insurance Company and its separate account, Cova Variable Life Account Five.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. Cova Variable Life Account Five is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of premiums paid by an Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.

By:  /S/  LYNN  KORMAN  STONE
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          Lynn  Korman  Stone